EX-23
    CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



      CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
GameZnFlix, Inc.

We consent to the incorporation by reference of our independent auditors' report dated January 31, 2006 on the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders' (deficit) and cash flows the years ended December 31, 2005 and 2004, included in GameZnFlix, Inc.'s Form 10-KSB, into the Company's previously filed registration statements on Form S-8 (File No. 333-131054 and File No. 333-105157).

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
January 31, 2006